UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2007

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 4, 2007, the stockholders of Sears Holdings Corporation (the “Company”) approved the first amendment to the Sears Holdings Corporation Umbrella Incentive Program (the “Amendment”).

On February 21, 2007, the Compensation Committee approved the 2007 Executive Long -Term Incentive Plan (the “2007 LTIP”), subject to stockholder approval of the Amendment. Approval of the Amendment by the stockholders on May 4, 2007 constituted approval of the 2007 LTIP and awards outstanding thereunder.

The following are brief descriptions of the material terms of the Amendment and the 2007 LTIP. These descriptions are qualified in their entirety by reference to the complete texts of the Amendment and the 2007 LTIP, copies of which are attached as Appendices A and A-1, respectively, to the proxy statement for the annual meeting of stockholders of the Company held on May 4, 2007.

First Amendment to Umbrella Incentive Program

The Umbrella Incentive Program is a performance-based program designed to motivate our salaried employees to focus on long-term company performance through cash or common stock awards based on three-year or longer performance periods (although a performance period could be as short as one year). Annual incentive plans are also established under the Umbrella Incentive Program.

The Amendment approved at the annual meeting of stockholders of the Company held on May 4, 2007 provides that

•	grants of restricted stock can be made at the beginning of the performance period;

•

no more than $20,000,000 may be paid to any one individual pursuant to any award granted for any performance period of four or more years, which period shall be based on a fixed number of years (provided that if the performance period is less than four years, the limit shall be subject to a corresponding pro rata reduction); and

•

to the extent that any performance periods applicable to an individual overlap, the limit (and any required pro rata reduction) with respect to a subsequent performance period will be reduced by the amount of the limit of the prior performance period attributable to the overlapping portion of any such prior performance period and when the amount payable to an individual is known, the Compensation Committee shall determine the amount attributable to each year within the performance period by allocating the amount over the performance period over a straight-line basis.

A description of the Umbrella Incentive Program, as amended, may be found in the Company’s proxy statement for its annual meeting of stockholders held on May 4, 2007.

2007 LTIP

Under the 2007 LTIP, performance-based awards of restricted stock were granted to approximately 140 employees at the level of Vice President and above. The payment of such awards will depend on the achievement of LTIP EBITDA. LTIP EBITDA is defined under this program as Earnings Before Interest, Taxes, Depreciation and Amortization for the performance period computed as operating income appearing on the Company’s statement of operations for the applicable reporting period, other than Sears Canada, less depreciation and amortization and gains/(losses) on sales of assets. In addition, it is adjusted to exclude certain litigation or claim judgments or settlements; the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; integration costs that are disclosed as merger related; and restructuring activities.

In the event that LTIP EBITDA is 100% of target LTIP EBITDA in the 2007, 2008 or 2009 fiscal year, the performance period shall be three years and end as of the last day of fiscal 2009. In the event that LTIP EBITDA is 100% of target LTIP EBITDA in fiscal 2010 (but not in the 2007, 2008 or 2009 fiscal years), the performance period shall be four years and end as of the last day of fiscal 2010. The stock award shall vest, if at all, to each participant, if in any of the four years that constitute the performance period, the target LTIP EBITDA is achieved, subject to a graduated vesting schedule.

If the performance goal is achieved in fiscal year 2007, 2008, or 2009, 100% of the restricted stock award will vest and be paid within two and one half months of the 2009 fiscal year end if the 2009 fiscal year end stock value is less or equal to the original grant value of the stock. If instead, the 2009 fiscal year end stock value is greater than the original grant value of the stock, the restricted stock award will vest under a graduated schedule. The number of shares equivalent to the value of the original award on the grant date will vest and be paid within two and one-half months after fiscal year 2009. The remaining number of shares of the restricted stock award will vest and be paid within two and one half months after the end of fiscal year 2010 and 2011, in equal portions of shares based on amount above grant date fair value. If the performance goal is not achieved in fiscal year 2007, 2008 or 2009, 50% of the restricted stock award will forfeit on the last day of fiscal year 2009. If the performance goal is achieved in 2010, the nonforfeited portion of the restricted stock award will vest and be paid within two and one half months of the 2010 fiscal year end if the 2010 fiscal year end stock value is less or equal to the original grant value of the stock. If instead, the 2010 fiscal year end stock value is greater than the original grant value of the stock, the restricted stock award will vest under a graduated schedule. The number of shares equivalent to the value of the original award on the grant date will vest and be paid within two and one-half months after fiscal year 2010. The remaining unvested portion of the restricted stock award will vest and be paid after the end of fiscal year 2011.

Restricted stock awards granted pursuant to the 2007 LTIP to the following executive officers named in the Company’s proxy statement for its annual meeting of stockholders held on May 4, 2007 are set forth below:

Name	Number of Shares
W. Bruce Johnson	19,667
Maureen McGuire	9,271
Karen Austin	8,428

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

By:	/s/ William K. Phelan
William K. Phelan
Vice President and Controller

Date: May 10, 2007